UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2013

Skilled Healthcare Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33459	20-3934755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27442 Portola Parkway, Suite 200 Foothill Ranch, CA	92610
(Address of Principal Executive Offices)	(Zip Code)
(949) 282-5800
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Hiring of Chief Executive Officer
On November 20, 2013, the Board of Directors (the “Board”) of Skilled Healthcare Group, Inc. (the “Company”) appointed Robert H. Fish to serve as the Company’s Chief Executive Officer and as a member of the Board as a Class II director, with his term expiring in 2015. Mr. Fish is succeeding Boyd W. Hendrickson in the role of Chief Executive Officer, and filling the board vacancy created by Mr. Hendrickson’s resignation as a Class II director. In connection with Mr. Fish’s appointment as Chief Executive Officer, the Company, Skilled Healthcare LLC and Mr. Fish entered into an employment agreement, effective November 20, 2013 (the “Employment Agreement”). The initial term of the Employment Agreement will end on November 20, 2014, and is subject to automatic one-year renewal periods unless either the Company or Mr. Fish gives written notice of non-extension.
Under the terms of the Employment Agreement, Mr. Fish will receive an annual base salary of $700,000 and will be eligible to participate in the Company’s annual performance-based bonus plan with a target bonus opportunity equal to 100% of his annual base salary (pro-rated for any partial calendar year).
In the event Mr. Fish’s employment is terminated as a result of his death or disability, Mr. Fish will be entitled to receive a bonus representing a pro-rated portion of the bonus that he would have received had he been employed for the full year and, if terminated due to disability, (i) a lump sum equal to the amount Mr. Fish would have received in respect of his base salary upon a termination by the Company without cause, less certain disability plan benefits paid to him and (ii) a lump sum amount equal to the health insurance premium cost for Mr. Fish and his spouse and dependents for a 12-month period following his date of termination. In the event Mr. Fish’s employment is terminated due to non-extension of the term by the Company, Mr. Fish will be eligible to receive a pro-rated portion of the bonus that he would have received had he been employed for the full year, as well as a lump sum amount equal to the annual base salary he would have been entitled to receive had he continued employment for a period of 12 months following the date of termination. In the event that Mr. Fish is terminated without “cause” by the Company or Mr. Fish terminates his employment for “good reason” (in each case, as defined in the Employment Agreement), Mr. Fish will be entitled to receive (i) a lump-sum cash payment equal to the then-current annual salary he would have been entitled to receive for a period of 24 months following the date of termination; (ii) a pro-rated portion of the bonus that he would have received had he been employed for the full year; and (iii) a lump sum amount equal to the health insurance premium cost for Mr. Fish and his spouse and dependents for a 12-month period following his date of termination.
Mr. Fish’s right to receive the severance payments described above is subject to his delivery of an effective general release of claims in favor of the Company. The Employment Agreement also contains customary confidentiality and non-solicitation provisions. The Company has also entered into an indemnification agreement with Mr. Fish that is the same in all material respects as the indemnification agreements it has entered into with its other directors and executive officers, the form of which is filed with the Securities and Exchange Commission as Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A, filed on April 27, 2007.
Pursuant to the Employment Agreement, on November 20, 2013, the Company granted Mr. Fish 800,000 shares of the Company’s restricted Class A common stock (the “Restricted Stock Award”). The Restricted Stock Award is subject to time-based vesting and performance-based vesting requirements, both of which must be satisfied in order for the Restricted Stock Award to vest.
The performance-based component will be satisfied in cumulative installments with respect to one-third of the shares subject to the Restricted Stock Award in the event that the Company attains per share stock price targets of $7.50, $10.00 and $12.50, respectively, for thirty consecutive trading days during the four-year performance period commencing on the grant date. If the first stock price target is attained during the performance period, then one-third of the shares will vest, subject to Mr. Fish’s continued service, on the date on which the Company’s compensation committee (the “Committee”) certifies that the target has been attained. If the second or third stock price target is attained during the performance period, then the one-third installment of shares subject to the applicable stock price target will vest with respect to 50% of such installment on the date on which the Committee certifies attainment of the target and 50% of such installment on the first anniversary of the certification date, in each case subject to Mr. Fish’s continued service.
If Mr. Fish’s service is terminated due to his death or disability, the Restricted Stock Award will remain, for the one-year period or six-month period, respectively (but in no event beyond the last day of the performance period), following the termination date, outstanding and eligible to vest upon the attainment of the applicable performance goals (or upon a change in control, as described below). If Mr. Fish’s service is terminated due to his death or disability, by the Company without cause or by Mr. Fish for good reason, then any shares that only remain subject to time-vesting requirements will accelerate and vest.
In the event of a “change in control” (as defined in the Restricted Stock Award agreement) during the performance period, then (i) the first third of the Restricted Stock Award will accelerate and vest (if it hasn’t already vested due to the criteria noted above) immediately prior to the change in control, (ii) the second third of the Restricted Stock Award will accelerate and vest in full (if it hasn’t already vested due to the criteria noted above) if the per share transaction price is at least $10.00, and will accelerate and vest on a straight-line pro rata interpolation basis if the per share transaction price is between $7.50 and $10.00, and (iii) the last third of the Restricted Stock Award will accelerate and vest in full (if it hasn’t already vested due to the criteria noted above) if the per share transaction price is at least $12.50, and will accelerate and vest on a straight-line pro rata interpolation basis if the per share transaction price is between $10.00 and $12.50.
During his career, Mr. Fish has served as Chairman, President or CEO of a number of healthcare companies. From 2008 to 2012 he served as Chairman of REACH Medical Holdings, a regional air medical transport company, from 2005 to 2006 he served as Executive Chairman of Coram, Inc., a large home infusion provider, from 2002 to 2004 he served as Chairman and Chief Executive Officer of Genesis Health Ventures, a long-term care and institutional pharmacy company. Mr. Fish has also served as President and Chief Executive Officer of St. Joseph Health System - Sonoma County and Valleycare Health System, both of which are regional hospital systems in Northern California. The Board considered, among other things, Mr. Fish’s extensive experience as a healthcare company executive and the role that he will fill with the Company as its Chief Executive Officer in concluding that Mr. Fish should serve as a director.
Resignation of Chief Executive Officer
In addition, on November 20, 2013, the Company announced the resignation of Boyd W. Hendrickson from his roles as Chairman and member of the Board and Chief Executive Officer of the Company, effective immediately. Mr. Hendrickson’s resignations are in connection with his previously announced intent to retire. Mr. Hendrickson will continue to serve the Company as an employee through December 31, 2013, and commencing on January 1, 2014 will serve as a consultant for one year. In connection with his resignation, Mr. Hendrickson entered into a letter agreement with the Company providing that (i) he will remain entitled to receive, through December 31, 2013, his regular salary (at its current annualized rate of $695,000) and his existing health and welfare benefits, and (ii) his outstanding equity awards will remain outstanding and eligible to vest in accordance with their terms. On November 22, 2013, Mr. Hendrickson’s consulting company and a subsidiary of the Company also entered into a consulting agreement, effective January 1, 2014, which provides that his consulting company will receive $40,000 per month for Mr. Hendrickson providing consulting services to the Company and its applicable subsidiaries.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1*	Letter Agreement, by and between the Company, Skilled Healthcare, LLC and Boyd W. Hendrickson, dated November 20, 2013

10.2*	Consulting Agreement, by and between Skilled Healthcare, LLC and Hendrickson Investments, LLC, dated November 22, 2013

10.3*	Employment Agreement, by and between the Company, Skilled Healthcare, LLC and Robert H. Fish, dated November 20, 2013

10.4*	Robert H. Fish Restricted Stock Award Agreement, dated November 20, 2013

* Management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKILLED HEALTHCARE GROUP, INC.

Date: November 25, 2013	/s/ Roland G. Rapp
Roland G. Rapp
General Counsel, Chief Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1*	Letter Agreement, by and between the Company, Skilled Healthcare, LLC and Boyd W. Hendrickson, dated November 20, 2013

10.2*	Consulting Agreement, by and between Skilled Healthcare, LLC and Hendrickson Investments, LLC, dated November 22, 2013

10.3*	Employment Agreement, by and between the Company, Skilled Healthcare, LLC and Robert H. Fish, dated November 20, 2013

10.4*	Robert H. Fish Restricted Stock Award Agreement, dated November 20, 2013

* Management contract or compensatory plan or arrangement.